Exhibit 10.1

DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT made as of the 17th day of February 2025

BETWEEN:

PREMIUM RESOURCES LTD., having an office at 100 King St. West, Suite 3400, Toronto, Ontario, M5X 1A4, Canada ("**Premium**")

AND:

CYMBRIA CORPORATION, having an office at 150 Bloor St. West, Suite 700, Toronto, Ontario, M5S 2X9, Canada (the "**Creditor**")

WHEREAS:

A. Premium is indebted to the Creditor in the amount of the Debt (as defined below);

B. Premium has agreed to settle the Debt by allotting and issuing to the Creditor units of Premium (each, a "**Unit**") at a deemed price of $0.30 per Unit (the "**Unit Price**") in satisfaction of the principal amount, with each Unit consisting of one common share in the capital of Premium (a "**Share**") and one warrant ("**Warrant**") to purchase one additional Share at a price of $0.40 per Share for a period of 3 years after the date of issuance, and paying the accrued interest in cash. The Units are being issued in full and final satisfaction of the principal amount of the Debt so that Premium may preserve its cash and improve its financial position to fund future operations; and

C. settlement of the Debt will be conditional on closing of the Financing (as defined below).

THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

DEFINITIONS

1. For the purposes of this Agreement, the following terms will have the meanings hereinafter ascribed to them:

   (a) "**Accrued Interest**" means the amount interest accrued to the date of this Agreement pursuant to the Commitment Letter in the amount of $268,896.05;

   (b) "**Affiliate**" means an affiliate for the purposes of the *Securities Act* (Ontario);

   (c) "**Amended and Restated Investor Rights Agreement**" means the investor rights agreement dated as of the First Closing Date between Edgepoint Investment Group Inc. and Premium in substantially the form agreed upon by the parties hereto on the date hereof;

   (d) "**Amended and Restated Option Agreement - Selebi**" means an agreement, in form and substance satisfactory to the Creditor and Premium, each acting reasonably, agreement to amend and restate the Selebi Option Agreement to, amongst other items, provide that

in the event the Royalty Agreement (as defined in the Selebi Option Agreement) is terminated the Option Purchaser (as defined in the Selebi Option Agreement) will have the option to acquire a royalty interest equivalent to the Successor Royalty (as defined in the Selebi Option Agreement), being a 0.5% net smelter returns royalty, which royalty interest will be created and granted by Premium Nickel Resources Proprietary Limited, for a purchase price equal to the Option Payment Amount (as defined in the Selebi Option Agreement), being US$8,102,500;

(e) "**Amended and Restated Option Agreement - Selkirk**" means an agreement, in form and substance satisfactory to the Creditor and Premium, each acting reasonably, to amend and restate the Selkirk Option Agreement to, amongst other items, provide that in the event the Royalty Agreement (each as defined in the Selkirk Option Agreement) is terminated the Option Purchaser (as defined in the Selkirk Option Agreement) will have the option to acquire a royalty interest equivalent to the Successor Royalty (as defined in the Selkirk Option Agreement), being a 0.5% net smelter returns royalty, which royalty interest will be created and granted by Premium Nickel Group Proprietary Limited, for a purchase price equal to the Option Payment Amount (as defined in the Selkirk Option Agreement), being US$810,250;

(f) "**Applicable Securities Laws**" means, collectively, the applicable securities laws of each of the Reporting Jurisdictions, including their respective regulations, rulings, rules, orders and prescribed forms thereunder, the applicable published instruments and notices issued by the Securities Commissions, and the rules, requirements, policies, notices and regulations of the TSXV and of any other stock exchange, in each case, applicable to that Person;

(g) "**Authorization**" means, with respect to any Person, any order, Permit, approval, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over the Person, including the approval of the TSXV;

(h) "**Benefit Plan**" means any material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by Premium for the benefit of any current or former director, officer, employee, or consultant of Premium or the Premium Subsidiaries;

(i) "**Business Day**" means a day which is not a Saturday, Sunday or statutory holiday in the Province of British Columbia or Ontario or any day on which commercial banks are not open for business in Vancouver, British Columbia or Toronto, Ontario;

(j) "**Claims**" means claims, demands, complaints, grievances, actions, applications, suits, causes of action, trials, mediation, arbitration, charges, indictments, prosecutions, proceedings (including any judicial, quasi-judicial, regulatory or administrative proceedings or investigations) or other similar processes before a Governmental Authority;

(k) "**Common Shares**" means the common shares in the capital of Premium and such other shares or other securities into which such securities are converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time;

(l) "**Commitment Letter**" means the second amended and restated commitment letter dated December 3, 2023 between, among others, the Creditor and Premium, which amended and restated in its entirety the amended and restated commitment letter dated June 28, 2023 between among others, the Creditor and Premium, which amended and restated in its entirety the commitment letter dated June 12, 2023 between, among others, EdgePoint Investment Group Inc., as investment manager on behalf of the Creditor and other investment funds managed by it and Premium;

(m) "**Contract**" means any written or oral agreement, indenture, contract, lease, sublease, deed of trust, licence, option, or other legally enforceable obligation of or in favour of the applicable Person;

(n) "**Damages**" means any loss, liability, penalty, fine, damage or out-of-pocket expenses (including reasonable legal fees and expenses);

(o) "**Debt**" means the Principal Amount and the Accrued Interest;

(p) "**Debt Instrument**" means any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money, to which a Person or any of its subsidiaries is a party or by which any of its property or assets are bound;

(q) "**Debt Settlement**" means the settlement of the Debt as contemplated by this Agreement;

(r) "**Environmental Laws**" means all applicable Laws relating to the protection of the environment, occupational and human health and safety or the treatment, use, processing, storage, disposal, discharge, transport or handling of any Hazardous Substances;

(s) "**Financing**" means a private placement of 120,000,000 units of Premium at $0.30 per unit for aggregate gross proceeds of $36,000,000, with each unit consisting of one Share and one-half of one warrant to purchase one additional Share at an exercise price of $0.55 per Share (subject to any changes to the size or terms of the financing that are approved by the board of directors of Premium);

(t) "**First Closing Date**" means the fifth Business Day following the later of (i) the date on which the Financing closes in full and (ii) receipt by the applicable party of all deliverables required by Section 12 and 13, respectively;

(u) "**Governmental Authority**" means any government, regulatory authority, government department, agency, commission, board, tribunal or court having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

(v) "**Hazardous Substances**" means any substance, material, pollutant, contaminant, chemical, or industrial, toxic or hazardous waste controlled, regulated, defined, designated or prohibited under Environmental Laws;

(w) "**IFRS**" means International Financial Reporting Standards issued by the International Accounting Standards Board;

(x) "**Law**" means Applicable Securities Laws and all other statutes, regulations, statutory rules, orders, by-laws, codes, ordinances, decrees, the terms and conditions of any grant of approval, permission, authority or licence, or any judgment, injunction, order, decision, ruling, award, penalty, sanction policy or guideline, of any Governmental Authority, and the term "applicable" with respect to such Laws (other than in the capitalized term "Applicable Securities Laws") and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(y) "**Leased Premises**" means any premises which are material to Premium or the Premium Subsidiaries and which any of Premium or the Premium Subsidiaries occupies as a tenant, as applicable;

(z) "**Lien**" means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Law (statutory or otherwise), including any mortgage, lien, charge, hypothec, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right, demand or claim of any kind or nature whatsoever which affects ownership or possession of, or title to, any interest in, or right to use or occupy, property or assets;

(aa) "**Material Adverse Effect**" means any change, event, occurrence, condition, circumstance, effect, fact or development that has, or would be likely to have, individually or in the aggregate, a material and adverse effect on: (i) the ability of Premium to construct, develop or operate the Selebi Property or the Selkirk Property, substantially in accordance with the development or life-of-mine plan, as applicable, for the Selebi Property or Selkirk Property at the time of the occurrence of such change, event, occurrence, condition, circumstance, effect, fact or development, if any; (ii) the ability of Premium to perform its obligations under this Agreement; or (iii) the legality, validity, binding effect or enforceability of this Agreement, in any case other than as a result of or attributable to:

(i) changes in general economic conditions, commodity prices and the general mining industry;

(ii) changes or developments in general political, regulatory, financial or economic conditions or the state of credit, capital, currency or securities markets;

(iii) the adoption or proposed implementation of, or changes in, or interpretation of, Laws;

(iv) changes in generally applicable accounting rules or principles including changes in IFRS or U.S. GAAP;

(v) any act of terrorism or any outbreak of hostilities, military action or war or any escalation or worsening thereof;

(vi) the announcement, pendency, consummation or implementation of this Agreement or the transactions contemplated by or any actions required or permitted pursuant to this Agreement; or

(vii) natural or man-made disaster or acts of God, widespread disease, civil unrest or similar event;

provided that in the case of (a) through (d) above such change, event, occurrence, condition, circumstance, effect, fact or development does not materially and adversely affect Premium disproportionately compared to other mining companies whose primary products include copper and nickel;

(bb) "**Material Agreement**" means, any material contract, commitment, agreement (written or oral), joint venture instrument, lease or other document, including a licence agreement to which a Person or any of its subsidiaries is a party or by which any of their property or assets are bound;

(cc) "**material change**" means a material change for the purposes of the Applicable Securities Laws of the applicable jurisdiction or where such term is undefined under such Applicable Securities Laws means a change in the business, operations or capital of Premium and the Company Subsidiaries, on a consolidated basis, that would reasonably be expected to have a significant effect on the market price or value of any of Premium's securities and includes a decision to implement such a change made by Premium's board of directors or by senior management of Premium who believe that confirmation of the decision by the board of directors is probable;

(dd) "**material fact**" means a material fact for the purposes of the Applicable Securities Laws of the applicable jurisdiction or where such term is undefined under such Applicable Securities Laws means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Common Shares;

(ee) "**Material Subsidiaries**" means collectively, PNR Amalco Ltd., Premium Nickel Resources International Ltd., PNR Selebi (Barbados) Limited and Premium Nickel Resources Proprietary Limited;

(ff) "**Mineral Properties**" means collectively, the Selebi Property and the Selkirk Property;

(gg) "**Mineral Rights**" means, collectively, the Selebi Mineral Right and the Selkirk Mineral Rights;

(hh) “**minority approval**” has the meaning ascribed thereto in Multilateral Instrument 61-101 *Protection of Minority Security Holders in Special Transactions*, when used in relation to a “related party transaction”;

(ii) "**misrepresentation**" means a misrepresentation for the purposes of the Applicable Securities Laws of the applicable jurisdiction or where such term is undefined under such Applicable Securities Laws means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

(jj) "**Money Laundering Laws**" has the meaning attributed thereto in Section 33 of Schedule "A";

(kk) "**NI 43-101**" means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

(ll) "**Outside Date**" means June 30, 2025, or such later date as may be agreed upon by the Creditor and Premium, acting reasonably;

(mm) "**Permit**" means any licence, permit, approval, consent, certificates, registration or other authorization of or issued by any Governmental Authority, including under Environmental Laws;

(nn) "**Person**" includes any individual, corporation, limited partnership, general partnership, joint stock corporation or association, joint venture association, trust, bank, trust corporation, land trust, investment trust, society or other entity, organization, syndicate, whether incorporated or not, trustee, executor or other legal personal representative, and governments and agencies and political subdivisions thereof;

(oo) "**Premium Financial Information**" has the meaning attributed thereto in Schedule A;

(pp) "**Premium Information Record**" means all information contained in any material change report, business acquisition report, financial statements, management's discussion and analysis, annual information form or other documents filed on the System for Electronic Document Analysis and Retrieval+ (SEDAR+) by or on behalf of Premium pursuant to Applicable Securities Laws that is available to the public since June 14, 2024 (excluding, for purposes of disclosure against any representations and warranties in this Agreement, all such information included in any such filings that are (i) not historical facts to the extent that they are cautionary, predictive or forward-looking in nature or (ii) not historical facts and are included in any risk factor section of such filings);

(qq) "**Premium Subsidiaries**" means, collectively, the Material Subsidiaries, PNR Selkirk Group (Barbados) Limited, Premium Nickel Group Proprietary Limited and NAN Exploration Inc. and "Company Subsidiary" means any of them, as the circumstances require;

(rr) “**Principal Amount**” means an amount equal to $20,882,353, being the principal amount of the loan advanced by the Creditor pursuant to the Commitment Letter that is outstanding as of the date hereof;

(ss) "**Released Obligations**" means the Obligations (as defined in the Commitment Letter) other than the indemnification obligations set forth in the second paragraph of section 26 of the Commitment Letter in respect of claims arising prior to termination of the Commitment Letter pursuant to Section 5 hereof.

(tt) "**Reporting Jurisdictions**" means, collectively, British Columbia, Alberta, Manitoba and Ontario;

(uu) "**SEC**" means United States Securities and Exchange Commission;

(vv) "**Second Closing Date**" means the fifth Business Day following the later of (i) receipt by Premium of (a) TSXV Approval of the conversion of the entire Principal Amount to Settlement Units; and (b) minority approval, if required under Applicable Securities Laws and (ii) receipt by the applicable party of all deliverables required by Section 12 and 13, respectively;

(ww) "**Securities Commissions**" means the applicable securities commissions or securities regulatory authority in each of the Reporting Jurisdictions;

(xx) "**Selebi Mineral Right**" means the Mining Licence No. 2022/1L issued on February 1, 2022 in favour of Premium Nickel Resources Proprietary Limited by the DOM;

(yy) "**Selebi Option Agreement**" means the option agreement dated June 28, 2023 between Cymbria Corporation and Premium Nickel Resources Proprietary Limited;

(zz) "**Selebi Property**" means, collectively, the Selebi and Selebi North nickel-copper-cobalt mines in Botswana, owned indirectly by Premium, together with the Selebi Mineral Right, and any operating licences, leases (including surface leases), permits, assets, infrastructure and other property associated therewith;

(aaa) "**Selebi Purchase Agreement**" means the asset purchase agreement dated as of September 28, 2021 between Trevor Glaum N.O., in his capacity as liquidator of BCL Limited (in Liquidation), BCL Limited (in Liquidation), Premium Nickel Resources Proprietary Limited and Premium Nickel Resources Corporation in respect of the Selebi Property, as amended by the amending agreement dated January 19, 2022 among Trevor Glaum N.O., in his capacity as liquidator of BCL Limited (in Liquidation), BCL Limited (in Liquidation), Premium Nickel Resources Proprietary Limited and the "Purchaser Guarantors" (as defined in such agreement);

(bbb) "**Selebi Technical Report**" means the report titled "NI 43-101 *Technical Report on Selebi Mines, Central District, Republic of Botswana*" dated September 20, 2024, with an effective date of June 30, 2024, prepared by SLR Consulting (Canada) Ltd.;

(ccc) "**Selkirk Mineral Rights**" means, collectively, the Mining Licence No. 2022/7L issued on July 12, 2022 by the DOM, and Prospecting Licences No. 050/2010, 051/2010, 071/2011 and 210/2010 issued on July 26, 2022 by the DOM, each in favour of Premium Nickel Group Proprietary Limited;

(ddd) “**Selkirk Option Agreement**” means the option agreement dated June 28, 2023 between Cymbria Corporation and Premium Nickel Group Proprietary Limited;

(eee) "**Selkirk Property**" means, collectively, the Selkirk nickel-copper-platinum-group metals mine in Botswana, owned indirectly by Premium, together with the Selkirk Mineral Rights, and any operating licences, leases (including surface leases), permits, assets, infrastructure and other property associated therewith;

(fff) "**Selkirk Purchase Agreement**" means the asset purchase agreement dated as of January 19, 2022 between Trevor Glaum N.O. and Sivalutchmee Moodliar N.O., in their respective capacities as co-provisional liquidators of Tati Nickel Mining Company Proprietary Limited (In Liquidation), Tati Nickel Mining Company Proprietary Limited (In Liquidation), Premium Nickel Group Proprietary Limited, Premium Nickel Resources Corporation and Premium Nickel Resources International (Barbados) Limited in respect of the Selkirk Property;

(ggg) "**Selkirk Technical Report**" means the report titled "*NI 43-101 Technical Report Selkirk Nickel Project, North East District, Republic of Botswana*" dated January 8, 2025, with an effective date of November 1, 2024, prepared by SLR Consulting (Canada) Ltd.;

(hhh) "**TSXV**" means the TSX Venture Exchange;

(iii) "**TSXV Approval**" means, collectively (i) the acceptance by the TSXV of the issuance and sale of the Settlement Units to the Creditor and (ii) the approval, conditional or otherwise, of the TSXV for the listing of the Settlement Shares and the Settlement Warrant Shares, in each case on the terms and conditions set out herein, which acceptance is expected to be conditional upon and follow approval by the disinterested shareholders of Premium to the extent the issuance of the Settlement Units will result in the creation of a new “Control Person” (as defined by the policies of the TSXV); and

(jjj) "**Warrant Certificates**" means the certificates representing Settlement Warrants to be dated the First Closing Date and the Second Closing Date, respectively, in substantially the form agreed upon by the parties hereto on the date hereof.

DEBT SETTLEMENT

2. In full satisfaction of the Debt, Premium will (i) allot and issue to the Creditor in one or two tranches, the number of Units as is equal to the Principal Amount divided by the Unit Price, being in aggregate, 69,607,843 Units (the "**Settlement Units**") with each Settlement Unit consisting of one Share (a "**Settlement Share**") and one Warrant (a "**Settlement Warrant**") to purchase one additional Share (a "**Settlement Warrant Share**"), subject to Section 6; and (ii) pay to the Creditor on the First Closing Date an amount equal to the Accrued Interest in cash in immediately available funds. The Settlement Units will be issued as follows:

(a) on the First Closing Date, Premium shall issue the maximum number of Settlement Units that it is permitted to issue to the Creditor at that time pursuant to the TSXV Approval obtained and permitted by Multilateral Instrument 61-101 *Protection of Minority Security Holders in Special Transactions*; and

(b) on the Second Closing Date, if less than all of the Settlement Units are issued on the First Closing Date, Premium shall issue the remainder of the Settlement Units, which number shall be equal to 69,607,843 Units minus the Settlement Units issued pursuant to Section 2(a).

For greater certainty, (i) if the maximum number of Settlement Units permitted to be issued on the First Closing Date as contemplated by paragraph (a) above is zero, all of the Settlement Units will be issued on the Second Closing Date pursuant to paragraph (b) above.

3. Immediately upon the occurrence of the Second Closing Date, or, if all of the Settlement Units are issued on the First Closing Date, immediately upon the occurrence of the First Closing Date, the Creditor hereby waives all interest, fees or other amounts that accrue and become payable pursuant to the terms of the Commitment Letter between the date of this Agreement and the Second Closing Date or First Closing Date, respectively.

4. No prepayment fee will be payable in connection with the Debt Settlement.

5. The Creditor agrees that in the event that less than all of the Settlement Units are issued on the First Closing Date, upon the issuance of such Settlement Units to the Creditor, the amount of the Principal Amount equal to the number of Settlement Units multiplied by the Unit Price will be fully satisfied and extinguished. The Creditor agrees that upon the issuance of the balance of the Settlement Units to the Creditor: (i) the outstanding principal amount of the Debt and the Released Obligations will be fully satisfied and extinguished and the Security (as defined in the Commitment Letter) and all other liens, mortgages, charges or security interests whatsoever, howsoever created or arising, granted by the Loan Parties (as defined in the Commitment Letter) to the Creditor to directly or indirectly secure payment of the Obligations (collectively the "**Existing Security**") shall be forever and automatically released and terminated including, without limitation, any Security evidenced by personal property security financing statements, and any registrations against title to the real property owned by any of the Loan Parties; (ii) each of the Loan Documents (as defined in the Commitment Letter) shall automatically terminate and be of no further force or effect and the Loan Parties shall be released and discharged from all obligations, liabilities, claims an demands under and in respect of the Loan Documents, other than those provisions of the Loan Documents which pursuant to the terms of the Loan Documents expressly survive repayment of the Obligations and except as otherwise provided in this Agreement; (iii) the Creditor shall release and discharge all Existing Security and reconvey any interest in any assets of the Loan Parties held by the Creditor or any of its Affiliates, including, without limitation, the return to the applicable Loan Party of any pledged securities or other collateral held by the Creditor or its agents as soon as reasonably practicable; (iv) the Creditor authorizes the Company and any agent of the Loan Parties including, without limitation, Davies, Ward, Phillips & Vineberg LLP, to prepare, execute and file registerable discharges and releases of any and all security interests or any financing statement or notice in respect of the Existing Security wherever filed or registered provided that (a) all such documents shall be in form and substance satisfactory to counsel to the Creditor, and (b) all of the foregoing will be prepared and registered at the sole cost of the Loan Parties; and (iii) from time to time, at the request and cost of the Loan Parties, execute and deliver such additional certificates, financing statements, financing change statements, discharges and other documents and take and do all other actions as may be reasonably required for the purpose of fully discharging the Loan Parties and their

assets from all charges and security interests under the Existing Security. Notwithstanding the foregoing, nothing in this Agreement will release Premium from any existing obligation under section 26 of the Commitment Letter to indemnify the Creditor in respect of claims arising prior to termination of the Commitment Letter pursuant to this Section 5.

6. The Creditor will not exercise Settlement Warrants or any other warrants exercisable to acquire securities of Premium already held by the Creditor and their affiliates if and to the extent that the resulting issuance of Shares would result in the Creditor and their affiliates and any Person acting jointly or in concert with them collectively holding, in aggregate, a number of Shares which is greater than 19.99% of the then issued and outstanding Shares unless and until the Creditor has been approved as a new "control person" under the policies of the TSXV, and the Creditor will sign an undertaking substantially to that effect in a form acceptable to Premium, acting reasonably, and acceptable to the TSXV, if required.

REGULATORY ACCEPTANCES/APPROVALS

7. [1]Premium will use its commercially reasonable efforts to obtain, and the completion of the Debt Settlement is subject to receipt of, the TSXV Approval and minority approval, if required under Applicable Securities Laws, and any other shareholder approval required by the TSXV as a condition to granting the TSXV Approval. If required by Applicable Securities Laws, policy or order or by any securities commission, stock exchange or other regulatory authority, the Creditor will execute, deliver, file and otherwise assist Premium in filing such reports, undertakings and other documents with respect to the issue of the Shares as may be required. The Creditor will provide all necessary information concerning itself and its affiliates that is required by law to be included by Premium in the management information circular prepared in connection with obtaining minority approval or any other shareholder approval required under Applicable Securities Laws or by the TSXV as a condition to granting the TSXV Approval, and shall ensure that such information does not contain any misrepresentation.

REPRESENTATIONS AND WARRANTIES OF THE CREDITOR

8. The Creditor acknowledges, represents, warrants and covenants to and with Premium that, as at the date of this Agreement and as at the First Closing Date and the Second Closing Date:

   (a) the Creditor is the sole legal and beneficial owner of the Debt; the Creditor has not assigned the Debt, in whole or in part, and no other person, corporation or other entity has any interest in the Debt; the Creditor is owed the Debt, and no additional amount is owed to the Creditor, or any of its associates or affiliates by Premium in respect of any matter or thing; and the Debt is comprised wholly of the principal; the Debt does not include any accrued interest;

[1] **<u>NTD to EdgePoint</u>**: the Debt Settlement must be subject to receipt of required regulatory approvals. Conditions in favour of the Creditor do not suffice.

(b) the Creditor, together with any affiliates of Creditor, and any Persons (as defined in *Securities Act* (Ontario)) (the "**Securities Act**") acting jointly or in concert with them collectively own 23,833,224 Shares;

(c) the Creditor is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others, as applicable, have been given to authorize execution of this Agreement on behalf of the Creditor;

(d) the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Creditor or of any agreement, written or oral, to which the Creditor may be a party or by which it is or may be bound;

(e) this Agreement has been duly executed and delivered by the Creditor and constitutes a legal, valid and binding agreement of the Creditor enforceable against the Creditor;

(f) no prospectus has been filed by Premium with the Ontario Securities Commission or any other securities regulatory authority in connection with the issuance of the Settlement Units, the issuance is exempted from the prospectus requirements of the Securities Act and that:

    (i) the Creditor is restricted from using most of the civil remedies available under the Securities Act,

    (ii) the Creditor may not receive information that would otherwise be required to be provided to it under the Securities Act,

    (iii) Premium is relieved from certain obligations that would otherwise apply under the Securities Act;

(g) the Creditor has no knowledge of a "material fact" or "material change" (as those terms are defined in the Securities Act) in the affairs of Premium that has not been generally disclosed to the public, other than knowledge of this particular transaction;

(h) the Creditor is aware of the risks and other characteristics of the Shares and of the fact that the Creditor may not be able to resell Shares except in accordance with the applicable securities legislation and regulatory policies and that the Settlement Shares, Settlement Warrants and, if applicable, Settlement Warrant Shares will bear the legends required by applicable securities laws and the policies of the TSXV.

REPRESENTATIONS AND WARRANTIES OF PREMIUM

9. Premium represents and warrants to the Creditor as set forth in Schedule "A" hereto as of the date hereof and as at the First Closing Date and the Second Closing Date and acknowledges that the Creditor is relying on such representations and warranties for the purpose of entering into this Agreement.

SURVIVAL

10. The representations and warranties contained in Schedule "A" shall survive for three years from the date of this Agreement which are subject to the obligation to indemnify pursuant to Section 11.

INDEMNIFICATION

11. Premium shall indemnify and hold harmless the Creditor and its directors, officers, employees, securityholders, Affiliates and agents from and against all Damages in any way caused by, or arising directly or indirectly from or in consequence of:

(a) any breach of any representation or warranty of Premium contained in this Agreement or in any certificate delivered by Premium pursuant to this Agreement;

(b) any non-fulfillment or breach on the part of Premium of any covenant or agreement contained in this Agreement; or

(c) any non-compliance by Premium with any Applicable Securities Laws with respect to the transactions contemplated by this Agreement.

CLOSING

12. Subject to the terms and conditions of this Agreement, the settlement of the Debt through the issuance on the First Closing Date and the Second Closing Date of the Settlement Units shall be completed electronically at the time of each closing or at such other place as Premium and the Creditor may agree upon.

Deliveries of Premium

13. As a condition of closing for each tranche, Premium shall deliver or cause to be delivered to the Creditor on the First Closing Date and, with the exception of the deliverables in subsections 13(e), 13(g), 13(h), 13(i) and 13(k), on the Second Closing Date, the following, each of which is for the exclusive benefit of the Creditor and which may be waived by the Creditor at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Creditor may have:

(a) a certificate of status of Premium evidencing the good standing of Premium in its jurisdiction of incorporation;

(b) a certificate dated the date hereof, signed by a duly authorized officer of Premium (in his or her capacity as officer and without personal liability), with respect to the constating documents of Premium, all resolutions of the board of directors of Premium relating to this Agreement and the transactions contemplated hereby and the incumbency and specimen signatures of Premium's signing officers;

(c) a DRS Advice representing the Settlement Shares as directed in writing by the Creditor prior to the relevant closing date;

(d) a duly executed Warrant Certificate evidencing the Settlement Warrants forming part of the Settlement Units;

(e) payment of the Accrued Interest, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Creditor prior to the First Closing Date;

(f) an opinion of legal counsel to Premium (including applicable local counsel, as necessary) addressed to the Creditor and its legal counsel in respect of such matters customarily addressed in legal opinions delivered in connection with a private placement in Canada, in form and substance satisfactory to the Creditor, acting reasonably;

(g) a customary and favourable title opinion with respect to the Mineral Rights;

(h) a duly executed Amended and Restated Investor Rights Agreement;

(i) a duly executed Amended and Restated Option Agreement - Selebi and a duly executed Amended and Restated Option Agreement - Selkirk;

(j) evidence satisfactory to the Creditor of the TSXV Approval for the closing of the relevant tranche;

(k) evidence satisfactory to the Creditor of the closing of the Financing; and

(l) such other deliverables relating to the transactions contemplated by this Agreement as the Creditor may reasonably request.

Deliveries of the Creditor

14. As a condition of closing for each tranche, the Creditor shall deliver or cause to be delivered to Premium on the First Closing Date and, with the exception of the deliverables in subsections 14(b) and 14(c), the Second Closing Date, the following, each of which is for the exclusive benefit of Premium and which may be waived by Premium at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Premium may have:

(a) a receipt acknowledging the receipt of the Settlement Units in partial and full and final settlement and satisfaction of the Debt, respectively, in a form reasonably satisfactory to the Creditor and Premium;

(b) a duly executed Amended and Restated Investor Rights Agreement;

(c) a duly executed Amended and Restated Option Agreement - Selebi and a duly executed Amended and Restated Option Agreement - Selkirk; and

(d) such other deliverables relating to the transactions contemplated by this Agreement as Premium may reasonably request.

TERMINATION

15. This Agreement may be terminated:

(a) by the mutual written agreement of the Creditor and Premium; or

(b) by either the Creditor or Premium by written notice, if:

(i) there shall be passed any law that makes consummation of the Debt Settlement contemplated by this Agreement illegal or otherwise prohibited or if any governmental entity shall have issued any injunction, order, decree or ruling enjoining Premium or the Creditor from consummating the Debt Settlement and such injunction, order, decree or ruling shall become final and non-appealable;

(ii) any representation or warranty of the other party under this Agreement is or becomes untrue or incorrect in any material respect;

(iii) if any required regulatory approval, including TSXV Approval and minority approval, if required under Applicable Securities Laws, have not been received on or prior to the Outside Date.

16. In the event of the termination of this Agreement under Section 15, this Agreement will be of no further force or effect, and the terms of the Commitment Letter shall remain in full force and effect (subject to partial satisfaction of the outstanding principal amount of the Debt if the termination occurs following the First Closing Date). Notwithstanding the forgoing, in the event this Agreement is terminated pursuant to Section 15(b)(iii), Section 17 of this Agreement shall remain in full force and effect.

Expenses

17. All costs and expenses (including applicable goods and services tax or similar taxes) incurred by Premium in connection with or incidental to the transactions contemplated by this Agreement, shall be borne by Premium, including the fees and expenses of Premium's counsel, the fees and expenses of Premium's transfer agent, the auditors and other outside consultants and all stock exchange listing fees. Premium shall reimburse all reasonable and documented out-of-pocket fees and expenses (including applicable goods and services tax or similar taxes that is not recuperable through input tax credits or rebates) incurred by the Creditor or its Affiliates in connection with or incidental to the transactions contemplated in this Agreement including the preparation, execution and performance of the Warrant Certificate, the Amended and Restated Investor Rights Agreement, the Amended and Restated Option Agreement - Selebi and the Amended and Restated Option Agreement - Selkirk, including, for certainty, all reasonable documented fees and disbursements of the Creditor's legal counsel, up to a maximum amount of $125,000 and without duplication in any respect.

GENERAL PROVISIONS

18. Time is and shall be of the essence in the performance of the parties' respective obligations in this Agreement.

19. The Creditor and Premium shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

20. If any provision of this Agreement is found to be invalid, such provision shall be severable without invalidating the remaining provisions of this Agreement.

21. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

22. All references herein to monies shall be deemed to be references to lawful currency of Canada, except as otherwise specifically indicated.

23. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, as applicable.

24. This Agreement constitutes the entire agreement between Premium and the Creditor and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between Premium and the Creditor with respect to the transactions contemplated hereby, and there are no warranties, representations, terms, conditions or collateral agreements, express or implied or statutory, other than expressly set forth in this Agreement.

25. This Agreement may be executed and delivered in counterparts and by facsimile or other electronic means, and such counterparts shall constitute one agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PREMIUM RESOURCES LTD.

Per: ____
Authorized Signatory

CYMBRIA CORPORATION



Per:
____
Authorized Signatory

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PREMIUM RESOURCES LTD.

Per: ____
Authorized Signatory

CYMBRIA CORPORATION

Per: ____
Authorized Signatory

Schedule "A"
Representations and Warranties of Premium

General Matters

1. **Good Standing of Premium.** Premium: (a) has been continued under the Laws of Ontario and is in good standing under the Laws of Ontario; (b) has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets; and (c) has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

2. **Subsidiaries.** Other than the Premium Subsidiaries, Premium currently has no other subsidiaries, and holds no shares or other ownership, equity or proprietary interests in any other Person. Each of the Premium Subsidiaries has been duly formed and is validly existing under the applicable Laws of its jurisdiction of formation and has all requisite corporate power, capacity and authority to own, lease and operate, as applicable, its properties, permits and assets and conduct its business as currently conducted and as proposed to be conducted, and is current with all material filings required to be made under its jurisdiction of formation and all other jurisdictions in which it exists or carries on any material business. Premium directly or indirectly owns 100% of the outstanding shares of the Premium Subsidiaries, and all such shares are directly or indirectly legally and beneficially owned by Premium, free and clear of all Liens or demands of any kind whatsoever, and all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares (or the equivalent legal concept in another jurisdiction) and no Person has any right, agreement or option or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase from Premium of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of the Premium Subsidiaries or any other security convertible into or exchangeable for any such shares. The only Premium Subsidiaries that are material to Premium are the Material Subsidiaries.

3. **Carrying on Business.** Other than as disclosed to the Creditor in writing, Premium and each of the Premium Subsidiaries is, in all material respects, conducting its business in compliance with all applicable Laws, rules and regulations (including all lawful requirements of any Governmental Authority, including but not limited to relevant exploration, concessions and permits) of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its properties or carries on business to enable its business to be carried on as now conducted and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a written notice of non-compliance, nor has knowledge of, nor has reasonable grounds to have knowledge of, any facts that could give rise to a notice of non-compliance, with any such Laws or Permits.

4. **No Proceedings for Dissolution.** Premium is not insolvent and is able to meet all of its financial liabilities as they become due and no winding-up, liquidation, dissolution or bankruptcy proceedings have been commenced or are being commenced or contemplated by Premium and no merger, consolidation, amalgamation, sale of all or substantially all of the assets or sale of the business transactions has been commenced or is being commenced or contemplated by Premium, and Premium has no knowledge of any such proceedings or transactions having been commenced or being contemplated in respect of Premium by any other Person.

5. **Freedom to Compete.** Neither Premium nor any of the Premium Subsidiaries is a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Premium or any of the Premium Subsidiaries to compete in any line of business, transfer or move any of its assets or operations other than in the ordinary course or which would have a Material Adverse Effect.

6. **Share Capital.** The authorized capital of Premium consists of (a) an unlimited number of Common Shares without par value and (b) 100,000,000 Series 1 convertible preferred shares. As of the close of business on February 14, 2025, 185,708,588 Common Shares were issued and outstanding as fully paid and non-assessable shares and 118,186 Series 1 convertible preferred shares were issued and outstanding as fully paid and non-assessable shares, which are convertible, at a ratio of 9:1, to 13,131 Common Shares.

7. **Absence of Rights.** Other than in connection with this Agreement and transactions and agreements announced by Premium concurrently with the announcement of this Agreement, the advisory fee payable to BMO Capital Markets, 118,186 Series 1 convertible preferred shares, outstanding options to acquire an aggregate of 15,486,771 Common Shares, outstanding warrants to acquire an aggregate of 42,526,857 Common Shares and 2,164,744 outstanding deferred share units and 1,000,000 restricted share units (which may be settled in Common Shares on a 1:1 basis), no Person has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued Common Shares, securities, warrants or convertible obligations of any nature of Premium and the Settlement Units upon issuance will not be issued in violation of or subject to any pre-emptive rights or contractual rights to purchase securities issued by Premium.

8. **Prior Issuances of Securities.** The offer and sale of all Common Shares, convertible securities, rights, warrants or options of Premium issued and outstanding as of the date of this Agreement have been made in material compliance with all applicable Laws.

9. **No Voting Control.** Premium is not a party to any agreement, nor is Premium aware of any agreement, which in any manner affects or will affect the voting control of any of the securities of Premium.

10. **Common Shares are Listed.** The currently issued and outstanding Common Shares are listed and posted for trading on the TSXV and no order ceasing or suspending trading in the Common Shares or prohibiting the sale of the Settlement Units has been issued and, to the knowledge of Premium, no proceedings, actions, inquiries or investigations for such purpose has been threatened or are pending.

11. **Stock Exchange Compliance.** Premium has not taken any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on the TSXV and Premium is currently in compliance with the rules and policies of the TSXV in all material respects.

12. **Transfer Agent.** Computershare Investor Services Inc. at its principal office in Toronto, Ontario has been duly appointed as the registrar and transfer agent in respect of the Common Shares.

13. **Valid and Binding Documents.** The execution and delivery of this Agreement and the Warrant Certificate by Premium and the performance of the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Premium (except as otherwise described in Section 6 hereof) and upon the execution and delivery thereof shall constitute a valid and binding obligation of Premium, enforceable against Premium in accordance with their respective terms, provided that enforcement hereof may be limited by bankruptcy, insolvency and other Laws affecting creditors' rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction, that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable and that enforceability may be limited by applicable Laws in effect in the province of Ontario.

14. **All Consents and Approvals**. All consents, approvals, permits, authorizations or filings as may be required under Applicable Securities Laws necessary for: (a) the execution and delivery of this Agreement and the Warrant Certificate; (b) the creation, issuance, sale and delivery, as applicable, of the Settlement Units, the Settlement Shares, the Settlement Warrants and the Settlement Warrant Shares; and (c) the consummation

of the transactions contemplated hereby, have been made or obtained, as applicable, other than customary post-closing notices or filings required to be submitted within the applicable time frame pursuant to Applicable Securities Laws or as described in Section 6 hereof.

15. **Material Agreements and Debt Instruments.** Each of the Material Agreements and Debt Instruments of Premium and the Premium Subsidiaries is valid, subsisting, in good standing and in full force and effect, enforceable in accordance with the terms thereof. Premium and the Premium Subsidiaries have performed all material obligations (including payment obligations) in a timely manner under, and are in material compliance with all terms and conditions contained in, each Material Agreement and Debt Instrument. To the knowledge of Premium, Premium and the Premium Subsidiaries are not in violation, breach or default, nor have they received any written notification from any party claiming that they are in violation, breach or default, under any Material Agreement or Debt Instrument and no other party, to the knowledge of Premium, is in breach, violation or default of any term under any Material Agreement or Debt Instrument.

16. **Absence of Breach or Default.** (a) Premium is not in breach or default of; and (b) the execution and delivery of this Agreement and the performance by Premium of its obligations hereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach or violation of any of the terms of or provisions of or constitute a default under (whether after notice or lapse of time or both): (i) any material Law applicable to Premium, including the Applicable Securities Laws; (ii) the constating documents of Premium which are in effect at the date hereof; (iii) any Debt Instrument or Material Agreement, other than any such breach which has already been waived by the other party to such Material Agreement on or prior to the date hereof with written evidence of such waiver or consent provided to the Creditor; or (iv) any judgment, decree or order binding Premium, the Premium Subsidiaries or their properties or assets. The execution and delivery of this Agreement and the Warrant Certificate and the performance by Premium of its obligations hereunder do not and will not result in the creation or imposition of any Lien on Premium, the Premium Subsidiaries or their properties or assets, and do not and will not give others a right to the acceleration, repurchase, redemption or repayment of all or any portion of indebtedness of the Premium or the Premium Subsidiaries, and where such rights have already been waived by the other party to such Debt Instrument or Material Agreement on or prior to the date hereof with written evidence of such waiver or consent provided to the Creditor.

17. **No Actions or Proceedings.** There are no actions, suits, proceedings or investigations, at law or in equity, by any Person (or by or on behalf of Premium), nor any arbitration, administrative or other proceeding by or before any Governmental Authority pending, or, to the knowledge of Premium, threatened against or affecting Premium, the Premium Subsidiaries or any of their assets, and, except as disclosed to the Creditor in writing, Premium has no knowledge of any valid basis for any such action, suit, proceeding, arbitration or investigation by or against Premium or the Premium Subsidiaries or their assets. Neither Premium nor any of the Premium Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Premium nor any of the Premium Subsidiaries settled any Claim prior to being prosecuted in respect of it.

18. **Judgments.** There are no judgments against Premium or any of the Premium Subsidiaries or, to the knowledge of Premium, against the Mineral Properties that are unsatisfied, nor are there any consent decrees or injunctions to which Premium, the Premium Subsidiaries or the Mineral Properties are subject.

19. **Premium Financial Information.** The (a) audited consolidated financial statements of Premium for the financial years ended December 31, 2023 and December 31, 2022, together with the auditors reports and the notes thereto; and (b) the unaudited interim consolidated financial statements of Premium for the period ended September 30, 2024 (collectively, taken together, the "**Premium Financial Information**"), are true and correct and present fairly, in all material respects, the financial position of Premium for the periods

then ended and have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods involved.

20. **No Material Changes.** Since December 31, 2023, other as disclosed in the Premium Information Record:

(a) there has not been any material adverse change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Premium on a consolidated basis;

(b) there has not been any material adverse change in the capital stock or long-term debt of Premium on a consolidated basis; and

(c) Premium and the Premium Subsidiaries have carried on their respective businesses in the ordinary course.

21. **No Off-Balance Sheet Arrangements.** There are no material off-balance sheet transactions, arrangements, obligations, liabilities (whether accrued, absolute, contingent or otherwise) or other relationships of Premium or the Premium Subsidiaries with unconsolidated entities or other Persons which are required to be disclosed and are not disclosed or reflected in the Premium Financial Information or that could reasonably be expected to have a Material Adverse Effect.

22. **Internal Accounting Controls.** Premium and the Premium Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of Premium Financial Information in conformity with U.S. GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

23. **Accounting Policies.** Other than as disclosed to the Creditor in writing, there has been no change in accounting policies or practices of Premium since December 31, 2023, other than the adoption of certain additional accounting policies in accordance with U.S. GAAP as disclosed in the Premium Financial Information.

24. **Independent Auditors.** The auditors of Premium are independent public accountants within the meaning of Applicable Securities Laws and IFRS, and there has not been any "reportable event" (within the meaning of National Instrument 51-102 – *Continuous Disclosure Obligations*) with respect to the present or any former auditor of Premium.

25. **Purchases and Sales.** Other than as disclosed in the Premium Information Record or contemplated by this Agreement, neither Premium nor any Premium Subsidiary has approved, entered into any agreement in respect of, or has knowledge of:

(a) the purchase of any material property or any interest therein, or the sale, transfer or other disposition of any material property or any interest therein, currently owned, directly or indirectly, by Premium or any Premium Subsidiary whether by asset sale, transfer of shares or otherwise;

(b) the change of control (by sale or transfer of voting or equity securities or sale of all or substantially all of the assets of Premium or any Premium Subsidiary) of Premium; or

(c) a proposed or planned disposition of voting or equity securities by any shareholder who owns, directly or indirectly, 10% or more of the outstanding securities of Premium.

26. **Previous Corporate Transactions.** All material corporate transactions completed by Premium or the Premium Subsidiaries relating to any securities, business or assets of any other entity have been fully and properly disclosed in the Premium Information Record, were completed in material compliance with all applicable corporate Laws and Applicable Securities Laws and all necessary corporate and regulatory Authorizations, registrations and filings required in connection therewith were obtained or made, other than those which the failure to make or obtain would not individually or in the aggregate have a Material Adverse Effect.

27. **No Loans or Non-Arm's Length Transactions.** Except as disclosed in the Premium Information Record, Premium is not a party to any Debt Instrument with, nor has any material loan or other indebtedness outstanding which has been made to, any of its shareholders, officers, directors or employees, past or present, or any Person not dealing at arm's length with Premium.

28. **Dividends**. There is not in the constating documents or equivalent organizational or governing documents or in any Debt Instrument, Material Agreement, or other instrument or document to which Premium is a party, any restriction upon or impediment to, the declaration of dividends by the directors of Premium other than pursuant to the Commitment Letter.

29. **Insurance.** The assets of Premium and the Premium Subsidiaries are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and neither Premium nor any Premium Subsidiary has failed to promptly give any notice or present any material claim thereunder. There are no material claims by Premium or any Premium Subsidiary under any insurance policy or instrument to which any insurance company is denying liability or defending under a reservation of rights clause and that would result in a Material Adverse Effect.

30. **Leased Premises.** With respect to each of the Leased Premises, Premium and/or a Material Subsidiary occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which Premium or any Material Subsidiary occupies the Leased Premises is in good standing and in full force and effect. The performance of obligations pursuant to and in compliance with the terms of this Agreement, and the completion of the transactions described herein by Premium, will not afford any of the parties to such leases or any other Person the right to terminate any such lease or result in any additional or more onerous obligations under such leases.

31. **Taxes.** All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "**Taxes**") due and payable by Premium and the Premium Subsidiaries have been paid, except where the failure to do so would not reasonably be expected to give rise to a Material Adverse Effect. All tax returns, declarations and filings required to be filed by Premium and the Premium Subsidiaries have been timely filed with all appropriate Governmental Authorities and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of Premium, no examination of any tax return of Premium or any Premium Subsidiary is currently in progress and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by Premium or any Premium Subsidiary, except where such examinations, issues or disputes, individually or collectively, would not reasonably be expected to have a Material Adverse Effect.

32. **Anti-Bribery Laws**. Neither Premium nor any Premium Subsidiary nor, to the knowledge of Premium, any director, officer, employee, consultant, representative or agent thereof has (a) violated any anti-bribery or anti-corruption Laws applicable to Premium or any Company Subsidiary, including but not limited to the *Foreign Corrupt Practices Act of 1977* (United States) and the *Corruption of Foreign Public Officials Act* (Canada), or (b) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (i) to any representative of a Governmental Authority ("**Government Official**"), whether directly or through any other Person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of Premium or any Premium Subsidiary in obtaining or retaining business for or with, or directing business to, any Person; or (ii) to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither Premium nor any Premium Subsidiary nor, to the knowledge of Premium, any director, officer, employee, consultant, representative or agent of foregoing, has (x) conducted or initiated any review, audit, or internal investigation that concluded Premium or any Premium Subsidiary, or any director, officer, employee, consultant, representative or agent thereof violated such Laws or committed any material wrongdoing, or (y) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any Person alleging noncompliance with any such Laws.

33. **Anti-Money Laundering.** The operations of Premium and each Premium Subsidiary have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the *Proceeds of Crime (Money Laundering) and Terrorist Financing Act* (Canada) and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the "**Money Laundering Laws**") and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Premium or any Premium Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Premium, threatened.

34. **Sanctions.** None of Premium, nor any Premium Subsidiary nor, to the knowledge of Premium, any director, officer, agent, employee or Affiliate of Premium or any Premium Subsidiary, is a Person that is, or is owned or controlled by a Person that is, currently subject to or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury ("**OFAC**") or the U.S. Department of State and including, without limitation, the designation as a "specially designated national" or "blocked person"), the United Nations Security Council, the European Union, His Majesty's Treasury, Governmental Authority or other regulatory authority or other relevant sanctions authority (collectively, the "**Sanctions**"), nor is Premium nor any Premium Subsidiary located, organized or resident in a country or territory that is subject to or the target of Sanctions (a "**Sanctioned Country**"). Premium and the Premium Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country in violation of Sanctions.

35. **Directors and Officers.** To the knowledge of Premium, other than as disclosed in the Premium Information Record, none of the directors or officers of Premium are now, or have ever been: (a) subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange; or (b) subject

to an order preventing, ceasing or suspending trading in any securities of Premium or any other public company.

36. **Related Parties.** None of the directors, officers or employees of Premium, any known holder of more than 10% of any class of securities of Premium, or any known associate or Affiliate of any of the foregoing Persons or companies, has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction with Premium, which, as the case may be, materially affected, is material to or will materially affect Premium.

Disclosure Matters

37. **Minute Books and Records.** The minute books and records of Premium and the Material Subsidiaries contain copies of constating documents, including amendments thereto, and all material proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.

38. **Reporting Issuer Status and Obligations.** Premium is a "reporting issuer", not included in a list of defaulting reporting issuers maintained by the Securities Commissions in the Reporting Jurisdictions, and in particular, without limiting the foregoing, Premium has in all material respects complied with its continuous disclosure obligations, including its obligation to make timely disclosure of all material changes and material facts relating to it and there is no material change or material fact relating to Premium which has occurred and with respect to which the requisite news release has not been disseminated or material change report, as applicable, has not been filed with the Securities Commissions in the Reporting Jurisdictions and there is no material change report that has been filed on a confidential basis that remains confidential as at the date hereof.

39. **Accuracy of Public Record.** All documents previously published or filed by Premium with the Securities Commissions in the Reporting Jurisdictions, or available under the Premium Information Record, contain no untrue statement of a material fact as at the respective dates thereof nor do they omit to state a material fact which, at the respective dates thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and were prepared in accordance with and complied with Applicable Securities Laws, except where such non-compliance has not, or would not reasonably be expected to have, a Material Adverse Effect. Premium is not aware of any circumstances presently existing under which liability is or would reasonably be expected to be incurred under Part XXIII.1 – Civil Liability for Secondary Market Disclosure of the *Securities Act* (Ontario) and analogous provisions under Applicable Securities Laws.

40. **Forward-Looking Information.** With respect to forward-looking information contained in the Premium Information Record:

   (a) Premium had a reasonable basis for the forward-looking information at the time the disclosure was made;

   (b) all material forward-looking information is directly or indirectly identified as such, and all such documents caution users of forward-looking information that actual results may vary from the forward-looking information and identify material risk factors that could cause actual results to differ materially from the forward-looking information and state the material factors or assumptions used to develop forward-looking information; and

   (c) Premium has updated such forward-looking information if required to comply with Applicable Securities Laws.

41. **Full Disclosure.** All information which has been prepared by Premium relating to Premium and the Premium Subsidiaries, as applicable, and any of its business, properties and liabilities, and either publicly disclosed or provided to the Creditor including all financial, marketing, sales and operational information provided to the Creditor is, as of the respective date of such information, true and correct in all material respects, and no material fact or facts have been intentionally omitted or withheld therefrom which would make such information misleading.

Mining and Environmental Matters

42. **Properties and Assets.** Premium and/or the Premium Subsidiaries are, directly or indirectly, the absolute legal and beneficial owners of and have good and marketable title to, all Mineral Properties, such properties and assets are free of all Liens (subject to deeds of hypothecation that have been registered pursuant to the Selebi Purchase Agreement and the Selkirk Purchase Agreement), and no other property rights (including surface or access rights) are necessary for the conduct of the business in respect of the Mineral Properties as currently conducted or contemplated to be conducted. Any and all Contracts pursuant to which Premium and/or any of the Premium Subsidiaries holds material assets or is entitled to the use of or to acquire ownership of material assets (whether directly or indirectly) are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, and there is currently no material default of any of the provisions of any such agreements nor has any such default been alleged, and Premium after making due enquiries is not aware of any disputes or claims or basis for any claim that might or could adversely affect the right of Premium and/or the Premium Subsidiaries to use, transfer, access or otherwise exploit property rights of the Mineral Properties and, other than annual mining licence fees and royalties payable to the Government of Botswana pursuant to the *Mines and Minerals Act* (1999) and amounts payable to counterparties to the Selebi Purchase Agreement and Selkirk Purchase Agreement, neither Premium nor any Premium Subsidiary has a responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any Person with respect to the property rights thereof.

43. **Mineral Properties and Mining Rights.** Premium and/or the Premium Subsidiaries hold, mining licences or other conventional property, proprietary or contractual interests or rights, including access and surface rights, recognized in the jurisdiction in which the Mineral Properties are located in respect of the ore bodies and specified minerals located in the Mineral Properties, under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Premium and/or the Premium Subsidiaries to access the Mineral Properties and explore and exploit the minerals relating thereto as are appropriate in view of their respective rights and interests therein, all such properties, leases, concessions or claims in respect of the Mineral Properties have been validly located and recorded in accordance with all applicable Laws and are valid, subsisting and in good standing.

44. **Mineral Rights.** The Mineral Rights are the only material mining licence, claim, lease or other mineral property rights in respect of the Mineral Properties. The Mineral Rights are validly held (directly or indirectly) by Premium or a Premium Subsidiary. Other than the deeds of hypothecation that have been registered pursuant to (and the terms of) the Selebi Purchase Agreement and the Selkirk Purchase Agreement and customary permitted Liens arising at law or in the ordinary course of business, the Mineral Rights are free and clear of any material Liens. Other than any statutory royalty payable on any minerals extracted, a further contractual royalty payable pursuant to the Selebi Purchase Agreement and the Selkirk Purchase Agreement, no material royalty is currently payable in respect of the Mineral Rights.

45. **Valid Title Documents.** Any and all of the agreements and other documents and instruments pursuant to which Premium or a Premium Subsidiary holds the Mineral Properties (including any option agreement or any interest in, or right to earn an interest in, any properties) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and neither Premium nor any Premium Subsidiary is in default of any of the material provisions of any such

agreements, documents or instruments, nor has any such default been alleged. Subject to the terms of the Selebi Purchase Agreement and the Selkirk Purchase Agreement, the Mineral Properties (and any option agreement or any interest in, or right to earn an interest in, such Mineral Properties) are not subject to any right of first refusal or purchase or acquisition rights.

46. **Possession of Permits and Authorizations.** Premium and each of the Premium Subsidiaries, as the case may be, has obtained, or has applied for, all Authorizations necessary to carry on the business of Premium and the Premium Subsidiaries, including with respect to the Mineral Properties, as is currently conducted. Premium and each of the Premium Subsidiaries is in compliance with the terms and conditions of such Authorizations, except where noncompliance would not reasonably be expected to have a Material Adverse Effect. All of the Authorizations issued to date are valid, subsisting, in good standing and in full force and effect and neither Premium nor any Premium Subsidiary has received any notice of proceedings relating to the revocation or modification of such Authorizations, or any notice advising of the refusal to grant any Authorization relating to the Mineral Properties that has been applied for or are in the process of being granted. Premium anticipates that all remaining Authorizations required for the conduct of it and the Premium Subsidiaries' businesses and operations as proposed to be conducted shall be obtained in the ordinary course of business without either such entity being subject to any material liabilities or obligations outside of the ordinary course or such Authorizations including conditions which may not be satisfied on a reasonable basis by Premium and/or the Premium Subsidiaries, as applicable.

47. **No Expropriation.** No part of the Mineral Properties has been taken, revoked, condemned or expropriated by any Governmental Authority nor has any written notice or proceedings in respect thereof been given, or to the knowledge of Premium, been commenced, threatened, or is pending, nor does Premium have any knowledge of the intent or proposal to give such notice or commence any such proceedings.

48. **No Indigenous Claims.** To the knowledge of Premium: (a) there are no claims or actions with respect to indigenous rights currently outstanding, threatened or pending, with respect to the Mineral Properties; (b) no land entitlement claims have been asserted nor have any legal actions relating to indigenous issues been instituted with respect to the Mineral Properties; and (c) no material disputes with any indigenous group in respect of the Mineral Properties exists or are threatened or imminent.

49. **Material Compliance.** Premium and the Premium Subsidiaries are in material compliance with all Environmental Laws in respect of the Mineral Properties.

50. **Hazardous Substance.** Neither Premium nor any Company Subsidiary has used, except in material compliance with all Environmental Laws and Permits, the Mineral Properties or any other properties or facilities which it owns or leases or previously owned or leased to generate, manufacture, process, distribute, use, treat, store, dispose of, transport, or handle any Hazardous Substance.

51. **Notice.** Neither Premium nor any of the Premium Subsidiaries has received any notice of, nor to the knowledge of Premium have any predecessor companies received notice of, or been prosecuted for an offence alleging, non-compliance with any Environmental Laws in relation to the Mineral Properties, and neither Premium nor any of the Premium Subsidiaries, nor to the knowledge of Premium, any of their respective predecessor companies, have settled any allegation of such non-compliance short of prosecution. There are no orders or directions of any Governmental Authority made pursuant to Environmental Laws requiring any material work, repairs, construction or capital expenditures to be made with respect to the Mineral Properties, and neither Premium nor any Premium Subsidiary has received notice of any such order or direction.

52. **Unresolved Claims.** There are no unresolved claims, complaints, notices or requests for information received by Premium or any Premium Subsidiary with respect to any alleged material violation by Premium

or any Premium Subsidiary of any Environmental Laws with respect to the Mineral Properties, and to the knowledge of Premium, none that are threatened or pending; and to the knowledge of Premium no conditions exist in respect of the Mineral Properties which, with the passage of time or the giving of notice, or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, has or would have a Material Adverse Effect.

53. **Corrective Action.** Except as ordinarily or customarily issued with respect to any Permit, neither Premium nor any Premium Subsidiary has received any notice relating to the Mineral Properties wherein it is alleged or stated that Premium or any Premium Subsidiary is potentially responsible for site clean-up or corrective action under any Environmental Laws. Neither Premium nor any Premium Subsidiary has received any notice from any Governmental Authority relating to inquiries regarding disposal sites in respect of the Mineral Properties.

54. **Environmental Audits.** Neither Premium nor any Premium Subsidiary is currently undertaking any environmental audits, evaluations, assessments, studies or tests relating to the Mineral Properties, except for ongoing assessments conducted by or on behalf of Premium or any Premium Subsidiary in the ordinary course.

55. **Actions or Claims.** There are currently no pending or, to the knowledge of Premium threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, Claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws in respect of the Mineral Properties against Premium or any Premium Subsidiary.

Properties and Technical Information

56. **Scientific and Technical Information.** Each of the Selebi Technical Report and the Selkirk Technical Report complies in all material respects with the requirements of NI 43-101, including the information contained therein relating to scientific and technical information and, to the knowledge of Premium, there have been no material adverse changes to such scientific or technical information since the date of each such report, as applicable. The Selebi Technical Report and the Selkirk Technical Report are the only "current" technical reports of Premium for the purposes of NI 43-101. Premium has made available to the authors of each of the Selebi Technical Report and the Selkirk Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by such authors and, to the knowledge of Premium, none of such information contained any misrepresentation at the time such information was provided.

57. **Community Relationships.** Premium and the Premium Subsidiaries use commercially reasonable efforts to maintain good relationships with the communities and Persons affected by or located on the lands comprising the Mineral Properties, in all material respects.

58. **Government Relationships.** Premium and the Premium Subsidiaries use commercially reasonable efforts to maintain good relationships with all Governmental Authorities in the jurisdictions in which the Mineral Properties are located, or in which such parties otherwise carry on their business or operations, in all material respects. To the knowledge of Premium, all such relationships with Governmental Authorities are intact and mutually cooperative and there exists no condition or state of fact or circumstances in respect thereof that would prevent Premium and the Premium Subsidiaries, as applicable, from conducting their business and all activities in connection with the Mineral Properties as currently or proposed to be conducted and, to the knowledge of Premium, there exists no actual or threatened termination, limitation or other adverse modification in any such relationships with such Governmental Authorities.

59. **Change in Legislation.** Premium is not aware of any legislation, regulation or change in government position published or contemplated by a legislative body or Governmental Authority, which it anticipates will

materially and adversely affect the business (as currently carried on or proposed to be carried on), affairs, operations, assets, liabilities (contingent or otherwise) or prospects of Premium on a consolidated basis.

60. **Employment Laws.** Premium and the Premium Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, workers' compensation, occupational health and safety, workplace Laws, regulations and policies and pay equity and wages. There are no material claims, complaints, outstanding decisions, orders or settlements or pending claims, complaints, decisions, orders or settlements under any applicable Laws related to human rights, employment standards, workers' compensation, occupational health and safety or similar legislation nor has any event occurred which may give rise to any of the foregoing.

61. **Employee Plans.** Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such employee plans, in each case in all material respects and has been publicly disclosed to the extent required by Applicable Securities Laws.

62. **Labour Matters.** There is not currently any labour disruption, dispute, slowdown, stoppage, complaint or grievance outstanding, or to the knowledge of Premium, threatened or pending, against Premium or any Premium Subsidiary which is adversely affecting or could adversely affect, in a material manner, the carrying on of the business of Premium or the Premium Subsidiaries and no union representation exists for the employees of Premium or any Premium Subsidiary and no collective bargaining agreement is in place or being negotiated by Premium or any Premium Subsidiary.

Subscription Related Matters

63. **Corporate Actions.** All necessary corporate action has been taken by Premium so as to: (a) validly issue the Settlement Shares as fully paid and non-assessable Common Shares; (b) validly create and issue the Settlement Warrants; and (c) validly allot and authorize the issuance of the Settlement Warrant Shares as fully paid and non-assessable Common Shares upon the exercise of the Settlement Warrants and the payment of the exercise price therefor.

64. **Validly Issued Shares.** The Settlement Shares have been duly and validly authorized for issuance and sale and when issued and delivered by Premium pursuant to this Agreement, against payment of the consideration set forth herein, will be validly issued as fully paid and non-assessable Common Shares.

65. **Validly Issued Settlement Warrants.** The Settlement Warrants have been duly and validly created and when issued and delivered by Premium pursuant to this Agreement, against the payment of the consideration set for the herein, will be validly issued.

66. **Validly Issued Settlement Warrant Shares**. The Settlement Warrant Shares have been duly allotted and authorized for issuance and, upon exercise of the Settlement Warrants in accordance with the terms and conditions of the Warrant Certificate and payment of the exercise price therefor, the Settlement Warrant Shares will be validly issued as fully paid and non-assessable Common Shares.

67. **Listing.** Premium has, or will have prior to the First Closing Date and the Second Closing Date, filed with the TSXV all necessary documents and has taken all necessary steps to ensure that at, or immediately following, each of the First Closing Date and the Second Closing Date, the Settlement Shares issued on each closing will be listed and posted for trading on the TSXV and the Settlement Warrant Shares have been approved for listing and will be posted for trading on the TSXV upon their issuance.

68. **Fees and Commissions.** There is no Person acting or purporting to act at the request of Premium who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the issuance of the Settlement Units.